EXHIBIT 10.4

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made as of April 18, 2017, by and between bebe stores, inc., a California corporation, and its subsidiaries party hereto (collectively, "Merchant" or a "~"), Great American Group, LLC, a California limited liability company ("Great American"), and Tiger Capital Group, LLC, a Massachusetts limited liability company ("Tiger"; together with Great American, "Consultant" and, together with Merchant, the "Parties").

RECITALS

WHEREAS, Merchant operates retail stores and desires that the Consultant provide consulting services to Merchant with respect to Merchant's (a) sale of all of the Merchandise (as hereinafter defined) from Merchant's one hundred forty seven (147) retail store locations identified on Exhibit A attached hereto (each individually a "Store," and collectively the "Stores") and Merchant's distribution center identified on Exhibit B attached hereto ("DC") by means of a "store closing", "sale on everything", "everything must go" or similar sale in the Stores as provided for herein; and (b) disposition of the Owned FF&E (as hereinafter defined) in the Stores (as further described below, the "Sale").

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Consultant and Merchant hereby agrees as follows:

Section 1. Appointment of Consultant

Effective as of the date hereof, Merchant hereby appoints the Consultant, and the Consultant hereby agrees to serve, as Merchant's exclusive independent consultant in connection with the conduct of the Sale on the terms and conditions of this Agreement. Subject to any limitations, restrictions or prohibitions, imposed under the applicable leases for the Stores and/or applicable state or local laws or regulations, Consultant shall be authorized to advertise the Sale as a "store closing", "sale on everything", "everything must go" or similar-themed sale.

Section 2. Merchandise

For purposes hereof, "Merchandise" shall mean all goods, saleable in the ordinary course, located in the Stores on the Sale Commencement Date (defined below), delivered thereto from the DC after the Sale Commencement Date, but does not include owned furnishings, trade fixtures, equipment and improvements to real property that are located in the Stores (collectively, "Owned FF&E"). Merchandise expressly excluded an inventory or other assets located in Merchants' other retail store locations, the Distribution Center and/or corporate offices.

Section 3. Sale Term

For each Store, the Sale shall commence on April 20, 2017 (the "Sale Commencement Date"), and shall conclude no later than May 28, 20 I 7 (the "Sale Tennination Date"); provided, however, that the Parties may mutually agree in writing to extend or terminate the Sale at any Store prior to the Sale Termination Date (it being understood that, if the timing set forth herein changes, Merchant and

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Consultant shall mutually agree on adjustments to the Expense Budget and Consultant's compensation). For any Store, the period between the Sale Commencement Date and the Sale Termination Date with respect to such Store shall be referred to as the "Sale Term." At the conclusion of the Sale, Consultant shall surrender the premises for each Store to Merchant in broom clean condition; provided that unsold FF&E may be abandoned by Consultant in place at the Stores or the DC without any cost or liability of any kind to Consultant.

Section 4. Project Management

(A) Consultant's Undertakings

During the Sale Term, Consultant shall provide Merchant with the following services with respect to the conduct of the Sale: (a) provide a minimum of ten (10) qualified supervisors, comprised of one (1) lead supervisor, one (I) financial and accounting supervisor, one ( l) distribution center supervisor (2 weeks only) and eight (8) field supervisors (collectively, the "Supervisors"), engaged by Consultant and dedicated by Consultant to oversee the Sale of the Merchandise from the Stores; provided however, as the Sale progresses, Merchant and Consultant have the right to agree to reduce the minimum number of dedicated Supervisors based upon the circumstances; (b) determine appropriate point-of-sale and external advertising for the Stores, approved in advance by Merchant; (c) determine appropriate discounts with respect to Merchandise, staffing levels for the Stores and the DC, approved in advance by Merchant, and appropriate bonus and incentive programs, if any, for the Stores' and the DC' employees, approved in advance by Merchant; (d) oversee display of
Merchandise for the Stores; (e) evaluate sales of Merchandise by category and sales reporting and monitor expenses; (f) maintain the confidentiality of all proprietary or non-public information regarding Merchant in accordance with the provisions of the confidentiality agreement signed by the Parties; (g) assist Merchant in connection with managing and controlling loss prevention and employee relations matters; and (h) provide such other related services deemed necessary or appropriate by Merchant and Consultant.

The Parties expressly acknowledge and agree that the Supervisors are independent contractors engaged by Consultant (not Merchant), Merchant shall have no direct liability to the Supervisors for wages, benefits, severance pay, termination pay, vacation pay, pay in lieu of notice of termination or any other liability arising from Consultant's hiring or engagement of the Supervisors, and the Supervisors shalt not be considered employees of Merchant.

(B) Merchant's Undertakings

During the Sale Tenn, Merchant shall (a) be the employer of the Stores' and the DC' employees, other than the Supervisors; (b) pay all taxes, costs, expenses, accounts payable, and other liabilities relating to the Stores, the DC, the Stores' employees and other representatives of Merchant; (c) prepare and process all tax forms and other documentation; (d) collect all sales taxes and pay them to the appropriate taxing authorities for the Stores; (e) use reasonable efforts to cause Merchant's employees to cooperate with Consultant and the Supervisors; (f) execute all agreements determined by the Merchant and Consultant to be necessary or desirable for the operation of the Stores, the DC during the Sale; (g) arrange for the ordinary maintenance of all point-of-sale equipment required for the Stores; and (h) use reasonable efforts to ensure that Consultant has quiet use and enjoyment of the Stores for the Sale Tenn in order to perform its obligations under this Agreement.

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Merchant shall provide throughout tbe Sale Term central administrative services necessary for the Sale, including, without limitation, customary POS administration, sales audit, cash reconciliation, accounting, and payrolJ processing, all at no cost to Consultant.

The Parties expressly acknowledge and agree that Consultant shall have no liability to Merchant's employees for wages, benefits, severance pay, termination pay, vacation pay, pay in lieu of notice of termination or any other liability arising from Merchant's employment, hiring or retention of its employees, and such employees shall not be considered employees of Consultant.

Section 5. The Sale

All sales of Merchandise shall be made on behalf of Merchant. Consultant does not have, nor shall it have, any right, title or interest in the Merchandise. All sales of Merchandise shall be by cash, gift card, gift certificate, merchandise credit, or credit card and, at Merchant's discretion, by check or otherwise in accordance with Merchant's policies, and shall be "final" with no returns accepted or allowed, unless otherwise directed by Merchant.

Section 6. Consultant's Fee and Expenses in Connection with the Sale

(i) Consultant's Fee

In consideration of its services rendered hereunder with respect to the Stores, Consultant shall be paid a fee equal to five hundred fifty thousand dollars ($550,000) (the "Consultant's Fee").

(ii) Expenses

Merchant shall be responsible for all expenses of the Sale, including without limitation all Store-level and DC-level operating expenses. To control expenses of the Sale, Merchant and Consultant have estabJishedan aggregate budget for the Sale at the Stores (the "Expense Budget"), a copy of which is attached as Exhibit C, which the Consultant shall not exceed in the aggregate absent Merchant's written consent. The Expense Budget may only be modified by mutual agreement of Consultant and Merchant. The costs of supervision set forth on Exhibits C include, among other things, industry standard deferred compensation.

(iii) Reconciliation: Payment

All accounting matters (including, without limitation, ten percent (10%) of the Consultant's Fee, and Consultant incurred expenses per the Expense Budget that are reimbursable or payable to Consultant) shall be reconciled on every Wednesday for the prior week and shall be paid within seven (7) days after each such weekly reconciliation. The Parties shall complete a final reconciliation and settlement of all amounts payable to Consultant and contemplated by this Agreement (including, without limitation, Expense Budget items, and fees earned hereunder) no later than ten (10) days following the Sale Termination Date for the last Store (the "Final Reconciliation").

Section 7. Indemnification

(i) Merchant's Indemnification

Merchant shall indemnify, defend, and hold Consultant and its consultants, members, managers, partners, officers, directors, employees, attorneys, advisors, representatives, lenders, potential co• investors, principals, affiliates, and Supervisors (collectively, "Consultant Indemnified Parties") harmless from and against all liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees) arising from or related to: (a) the willful or negligent acts or omissions of Merchant or the Merchant Indemnified Parties (as defined below); (b) the material breach of any provision of this Agreement by Merchant; (c) any liability or other claims, including, without limitation, product liability claims, asserted by customers, any Store employees (under a collective bargainirrg agreemenror otl'fl!'rwise), or anyother person-(excluding Consultari · Tunemnified Partie.s) against Consultant or an Consultant Indemnified Party, except claims arising from Consultant's gross negligence, willful misconduct or unlawful behavior; ( d) any harassment, discrimination or violation of any laws or regulations or any other unlawful, tortuous or otherwise actionable treatment of Consultant's Indemnified Parties or Merchant's customers by Merchant or Merchant's Indemnified Parties; and (e) Merchant's failure to pay over to the appropriate taxing authority any taxes required to be paid by Merchant during the Sale Tenn in accordance with applicable law.

(ii) Consultant's Indemnification

Consultant shall indemnify, defend and hold Merchant and its consultants, members, managers, partners, officers, directors, employees, attorneys, advisors, representatives, lenders, potential co• investors, principals, and affiliates (other than the Consultant or the Consultant Indemnified Parties) (collectively, "Merchant Indemnified Parties") harmless from and against all liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees) arising from or related to (a) the willful or grossly negligent acts or omissions of Consultant or the Consultant Indemnified Parties; (b) the breach of any provision of, or the failure to perform any obligation under, this Agreement by Consultant; (c) any liability or other claims made by Consultant's Indemnified Parties or any other person (excluding Merchant Indemnified Parties) against a Merchant Indemnified Party arising out of or related to Consultant's conduct of the Sale, except claims arising from Merchant's gross negligence, willful misconduct, or unlawful behavior; (d) any harassment, discrimination or violation of any laws or regulations or any other unlawful, tortuous or otherwise actionable treatment of Merchant Indemnified Parties, or Merchant's customers by Consultant or any of the Consultant Indemnified Parties and (e) any claims made by any party engaged by Consultant as an employee, agent, representative or independent contractor arising out of such engagement.

Section 8. Insurance

(A) Merchant's Insurance Obligations

Merchant shall maintain throughout the Sale Term, liability insurance policies (including, without limitation, products liability (to the extent currently provided), comprehensive public liability insurance and auto liability insurance) covering injuries to persons and property in or in connection with the Stores, and shall cause Consultant to be named an additional insured with respect to all such policies. At Consultant's request, Merchant shall provide Consultant with a certificate or certificates evidencing the insurance coverage required hereunder and that Consultant is an additional insured thereunder. In addition, Merchant shall maintain throughout the Sale Tenn, in such amounts as it currently has in effect, workers compensation insurance in compliance with all statutory requirements.

(B) Consultant's Insurance Obligations

As an expense of the Sale and set forth on the Expense Budget, Consultant shall maintain throughout the Sale Tenn, liability insurance policies (including, without limitation, products liability/completed operations, contractual liability, comprehensive public liability and auto liability insurance) on an occurrence basis in an amount of at least one million dollars ($ J ,000,000) and an aggregate basis of at least five million dollars ($5,000,000) covering injuries to persons and property in or in connection with Consultant's provision of services at the Stores. Consultant shall name Merchant as an additional insured and-toss-paye'e~urrdi::no"C"h pl:lltcy;-an-dupcfn execution ortlfisAgreement prov-iaeivrerchant with a certificate or certificates evidencing the insurance coverage required hereunder. In addition, Consultant shall maintain throughout the Sale Term, workers compensation insurance compliance with all statutory requirements. Further, should Consultant employ or engage third parties to perform any of Consultant's undertakings with regard to this Agreement, Consultant will ensure that such third parties are covered by Consultant's insurance or maintain all of the same insurance as Consultant is required to maintain pursuant to this paragraph and name Merchant as an additional insured and loss payee under the policy for each such insurance.

Section 9. Representations, Warranties, Covenants and Agreements

(A) Merchant's Representations. Warranties, Covenants and Agreements.

Merchant warrants, represents, covenants and agrees that (a) Merchant is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and maintains its principal executive office at the address set forth herein, (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary actions of Merchant and this Agreement constitutes a valid and binding obligation of Merchant enforceable against Merchant in accordance with its terms and conditions, and the consent of no other entity or person is required for Merchant to fully perform all of its obligations herein, and (c) other than as a result of the commencement ofa bankruptcy proceeding (as contemplated in Section 19 below), the Stores and the DC will be operated in the ordinary course of business in all respects, other than those expressly agreed to by Merchant and Consultant; provided however, it is agreed and understood that both prior to and after the date of this Agreement that (i) Merchant began the process of emptying the DC and transferring the Merchandise located therein to the Stores; and (ii) Merchant began the process of consolidating the goods in its other retail store locations into the DC and the Stores.

(B) Consultant's Representations, Warranties. Covenants and Agreements,

Consultant warrants, represents, covenants and agrees that (a) Consultant is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, with full power and authority to execute and deliver this Agreement and to perform the Consultant's obligations hereunder, and maintains its principal executive office at the addresses set forth herein, (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary actions of Consultant and this Agreement constitutes a valid and binding obligation of Consultant enforceable against Consultant in accordance with its terms and conditions (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is consider in a proceeding in equity or at Jaw)), and the consent of no other entity or person is required for Consultant to fully perform all of its obligations herein, ( c) Consultant shall comply with the provisions of the leases that would limit or restrict the conduct or advertisement of the Sale; provided however, prior to the Sale Commencement Date Merchant shall provide Consultant with a written summary of such restrictions; (d) Consultant shall comply with and act in accordance with any and all applicable state and local laws, rules, and regulations, and other legal obligations of all governmental authorities, ( e) no non-emergency repairs or maintenance in the Stores will be conducted without Merchant's prior written consent, and (f) Consultant will not take any disciplinary action against any employee of Merchant.

Section 10. Furniture, Fixtures and Equipment

Consultant shall sell the Owned FF&E in the Stores from the Stores themselves. Merchant shall be responsible for all reasonable costs and expenses incurred by Consultant in connection with the sale of Owned FF&E, which costs and expenses shall be incurred pursuant to a budget or budgets to be established from time to time by mutual agreement of the Parties. Consultant shall have the right to abandon at the Stores and the DC any unsold Owned FF&E without any cost or liability of any kind to Consultant.

In consideration for providing the services set forth in this Section 10, Consultant shall be entitled to a commission from the sale of the Owned FF&E equal to fifteen percent (15%) of the gross proceeds of the sale of the Owned FF&E (the "FF&E").

Merchant shall remit to Consultant the Owned FF&E Fee within seven (7) days after each such weekly reconciliation.

Section 11. Termination

The following shall constitute "Termination Events" hereunder:

(a)
Merchant's or Consultant's failure to perform any of their respective material obligations hereunder,which failure shall continue uncured seven (7) days after receipt of written notice thereof to the defaulting Party;

(b)	Any representation or warranty made by Merchant or Consultant is untrue in any material respect as of the date made or at any time and throughout the Sale Term; or

(c)	the Sale is terminated or materially interrupted or impaired for any reason other than an event of default by Consultant or Merchant.

If a Termination Event occurs, the non-defaulting Party (in the case of an event of default) or either Party (if the Sale is otherwise terminated or materially interrupted or impaired) may, in its discretion, elect to terminate this Agreement by providing seven (7) business days' written notice thereof to the other Party and, in the case of an event of default, in addition to terminating this Agreement, pursue any and all rights and remedies and damages resulting from such default. If this Agreement is terminated, Merchant shall be obligated to pay Consultant all amounts due under this Agreement through and including the termination date.

Section 12. Notices

All notices, certificates, approvals, and payments provided for herein shall be sent by electronic mail as follows: (a) To Merchant: hebe stores, inc., 400 Valley Drive, Brisbane, CA 94005 DD: 415.657.4644, Attn: Gary Bosch, Vice President, Corporate Counsel & Secretary, and Walter Parks, President and Chief Operating Officer, Email: gbosch@bebe.com and wparks@bebe.com; (b) To Consultant: (i) Great American Group, 21255 Burbank Blvd, Woodland Hills, CA 91367, Attn: Scott Carpenter, President, Retail Solutions, and Alan N. Forman, EVP & GC, Facsimile: (818) 746-9170, Email: scamenter@greatamerican.com and aforman@brileyfin.com; and (ii)
Tiger Capital Group, LLC, 60·State Street, l lth floor, Boston;-MA 0.2109, Attn: Michael Mc<3rail, Facsimile: (617) 523-3007, Email: mmcgrail@tigergroup.com, or (c) such other address as may be designated in writing by Merchant or Consultant.

Section 13. Independent Consultant

Consultant's relationship to Merchant is that of an independent contractor without the capacity to bind Merchant in any respect. No employer/employee, principal/agent, joint venture or other such relationship is created by this Agreement. Merchant shall have no control over the hours that Consultant or its employees or assistants or the Supervisors work or the means or manner in which the services that will be provided are performed and Consultant is not authorized to enter into any contracts or agreements on behalf of Merchant or to otherwise create any obligations of Merchant to third parties, unless authorized in writing to do so by Merchant.

Section 14. Non-Assignment

Neither this Agreement nor any of the rights hereunder may be transferred or assigned by either Party without the prior written consent of the other Party. No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any Party to this Agreement unless made in writing and signed by a duly authorized representative or agent of such Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.

Section 15. Severability

If any term or provision of this Agreement, as applied to either Party or any circumstance, for any reason shall be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. If the surviving portions of the Agreement fail to retain the essential understanding of the Parties, the Agreement may be terminated by mutual consent of the Parties.

Section 16. Governing Law and Jun Waiver

This Agreement, and its validity, construction and effect, shall be governed by and enforced in accordance with the internal laws of the State of California (without reference to the conflicts oflaws provisions therein). Merchant and Consultant waive their respective rights to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by either Consultant against Merchant or Merchant against Consultant on any matter whatsoever arising out of, or in any way connected with, this Agreement, the relationship between Merchant and Consultant, any claim of injury or damage or the enforcement of any remedy under any law, statute or regulation, emergency or otherwise, now or hereafter in effect.

Section 17. Entire Agreement

This Agreement, together with all additional schedules and exhibits attached hereto, constitutes a single, integrated written contract expressing the entire agreement of the Parties concerning the subje.c.t matter, hereof. _Nn. cov.enants,-agreements,-r.epresentations-or warrantiescofcany -kind whatsoever have been made by any Party except as specifically set forth in this Agreement. All prior agreements, discussions and negotiations are entirely superseded by this Agreement.

Section 18. Execution

This Agreement may be executed simultaneously in counterparts (including by means of electronic mail, facsimile or portable document format (pdf) signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement, and any amendments hereto, to the extent signed and delivered by means of electronic mail, a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 19. Bankruptcy; Jurisdiction; Venue

In the event of a bankruptcy proceeding is commenced by or against the Merchant, Merchant shall immediately file a motion seeking expedited entry of an interim order (the "Interim Approval Order") and a final order (the "Final Approval Order"), in each case by the applicable United States bankruptcy court (the "Bankruptcy Court") under section 327, 328 and 365 of the Bankruptcy Code, in form and substance reasonably acceptable to Consultant, authorizing the Merchant's assumption of and approving of this Agreement. The Merchant shall use the Merchant's best efforts to ensure that the Interim Approval Order and the Final Approval Order shall be entered and specifically provide, among other things, that: (i) Consultant is being retained pursuant to sections 327 and 328 of title 11, United States Code (the "Bankruptcy Code") by the Merchant; (ii) the payment of all fees and reimbursement of expenses hereunder to Consultant is approved under section 328(a) of the Bankruptcy Code without further order of the Bankruptcy Court and shall be free and clear of all liens, claims and encumbrances; (iii) all such payments of fees and reimbursement of expenses shall be made on a weekly basis without further order of the Bankruptcy Court and in accordance with this Agreement; (iv) Consultant is not required to maintain time records or file interim or final fee applications;(v) the transaction contemplated hereby is approved and this Agreement is assumed; (vi) the Sale is authorized without the necessity of Consultant or Merchant complying with state and local rules, Jaws, ordinances and regulations, including, without limitation, permitting and licensing requirements, that would otherwise govern the Sale; (vii) the Sale is authorized notwithstanding restrictions in leases, reciprocal easement agreements or other contracts that purport to restrict the Sale or the necessity of obtaining any third party consents; and (viii) Merchant and Consultant are authorized to take all further actions as are necessary or appropriate to carry out the terms and conditions of this Agreement. Following the commencement of bankruptcy proceedings by or against the Merchant, any legal action, suit or proceeding arising in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Bankruptcy Court and each Party hereby waives any defenses or objections based on lack of jurisdiction, improper venue or forum non conveniens.

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IN WITNESS WHEREOF, the Consultant and the Merchant hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

Exhibit A Store List

bebe

DM.RD Contact List

EXHIBIT "B"

TO

bebe stores, inc. CONSULTING AGREEMENT

Distribution Center(s)

Address:

4995 Industrial Way
Benicia, CA 94510